EXHIBIT 99.2

December 6, 2016

Virginia BanCorp, Inc.

1965 Wakefield Street

Petersburg, VA 23805

Members of the Board of Directors:

In connection with the proposed merger of Virginia BanCorp Inc., a Virginia corporation (“Virginia BanCorp”), by Bay Banks of Virginia, Inc., a Virginia corporation (“Bay Banks”) (the “Merger”), the undersigned, acting as an independent financial advisor to Virginia BanCorp, hereby consents to the inclusion of our opinion letter to the board of directors of Virginia BanCorp as an Annex to, and the references to our firm and such opinion in the Proxy Statement/Prospectus submitted to shareholders of Virginia BanCorp in connection with the Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.

Regards,

/s/ Performance Trust Capital Partners, LLC

Performance Trust Capital Partners, LLC